
Independent BancShares, Inc.
Ocala, Florida
Parent Corporation
Independent National Bank, NA
Ocala, Florida
100%
Independent BancShares Capital Trust I
Wilmington, Delaware
100%
HKH Financial Center, Inc.
d/b/a Independent Financial Partners
Ocala, Florida
100%